                                                                 EXHIBIT 99.2



                                   STATE OF CALIFORNIA

                           DEPARTMENT OF FINANCIAL INSTITUTIONS



In the Matter of               )
                               )
       REGENCY BANK,           )        WAIVER AND CONSENT
       Respondent              )
                               )
_______________________________)



Regency Bank (the "Bank") consents to the issuance of an order under Financial Code Section 1913 substantially in the form attached, marked Exhibit A (the "Order").

In addition, in connection with the issuance of the Order, the Bank waives
(i) the issuance of an order under Financial Code Section 1912, (ii) notice and a hearing, and (iii) findings, including findings of fact and ultimate findings.

Dated: OCTOBER 28, 1997.




                                      REGENCY BANK


                              By      /s/ Steven F. Hertel
                                      _________________________________________
                                                  (Signature)

                                                  Steven F. Hertel
                                      Chairman of the Board, Chief Executive
                                                 Officer, President
                                      _________________________________________
                                                (Print Name and Title)

                                      STATE OF CALIFORNIA

                              DEPARTMENT OF FINANCIAL INSTITUTIONS


In the Matter of               )
                               )
       REGENCY BANK            )                     FINAL ORDER
                               )            (Financial Code Section 1913)
                               )
_______________________________)



                                  FINAL ORDER


     Pursuant to Section 1913 of the Financial Code, the Commissioner of Financial Institutions of the State of California (the "Commissioner") orders as follows:

I. Regency Bank ("Respondent") shall discontinue its unsafe and injurious practices, as follows:

    A. Respondent shall retain management and maintain a Board of Directors (the "Board") acceptable to the Commissioner and the Regional Director of the FDIC (the "Regional Director"). Such management shall include a chief executive officer, a chief financial officer, and a senior lending officer (collectively, "executive officers") qualified to restore Respondent to a sound condition, operate Respondent in a safe and sound manner, and comply with the provisions of this Order. Without limiting the generality of the foregoing, the Commissioner reserves the right to determine whether present executive officers and directors of Respondent will continue to be deemed acceptable.

    Respondent shall cause its subsidiary, Regency Service Corporation ("RSC"), to retain management ("RSC Officers"), and maintain a Board of Directors acceptable to the Commissioner and the Regional Director of the FDIC. Without limiting the generality of the foregoing, the Commissioner reserves the right to determine whether present RSC Officers and the directors of RSC will continue to be deemed acceptable.

          Respondent shall notify the Commissioner and the Regional Director in writing whenever it or RSC proposes to add, elect or appoint any individual to its Board of Directors or employ any individual as an executive officer or an RSC Officer. The notification must be received at least 30 days before such addition, election, appointment or employment is intended to become effective, and such notice shall include a description of the background and experience of the individual or individuals to be added, elected, appointed, or employed. Respondent shall not add, elect or appoint any individual to the Board, cause or allow any individual to be added, elected, or appointed to the Board of Directors of RSC, employ any individual as an executive officer, or cause or allow any person to be employed as an RSC Officer, if the Commissioner, in response to Respondent's notification as required in this paragraph, notifies Respondent of his disapproval.

     B. By December 31, 1997, Respondent shall increase its tangible shareholders' equity (shareholders' equity less intangible assets) to an amount not less than the greater of (i) 7 percent of its tangible assets (total assets less intangible assets) or (ii) $14,000,000. At all times thereafter during the life of this Order, Respondent shall maintain tangible shareholders' equity in an amount not less than the greater of (i) 7 percent of its tangible assets or (ii) $14,000,000.

     C. Respondent shall have and maintain at all times an adequate allowance for loan and lease losses. The Board shall review the adequacy of Respondent's allowance for loan and lease losses prior to the end of each calendar quarter. The minutes of the Board meeting at which such review is undertaken shall indicate the results of the review, the amount of any increase in the allowance and the basis for determination of the amount of the allowance provided. In determining the adequacy of the allowance, the Board shall consider, among other things, the size and composition of the loan portfolio, the level of problem and past due loans, and Respondent's history of loan losses.

     D. Respondent shall cause RSC to have and maintain at all times an adequate reserve for losses on its real estate investments.

     E. Respondent shall cause RSC to reduce the assets of RSC classified as substandard in the Report of Examination of Respondent as of June 30, 1997 (the "Report of Examination")(to "reduce" means to collect, to charge off, or to place in such condition as to not be subject to classification as substandard as determined by the Commissioner) so that:

          (1) By December 31, 1997, the amount of such assets shall have been reduced to an amount not to exceed $10,115,000;

          (2) By March 31, 1998, the amount of such assets shall have been reduced to an amount not to exceed $8,750,000;

          (3) By June 30, 1998, the amount of such assets shall not exceed $7,100,000;

          (4) By September 30, 1998, the amount of such assets shall not exceed $4,900,000;

     F. By December 31, 1997, Respondent shall develop and adopt and it shall therefore implement a plan acceptable to the Commissioner for RSC to dispose of all of its real estate investments. The plan shall provide that such real estate investments shall be liquidated or otherwise disposed of by not later than December 31, 1998.

     G. During the life of this Order, Respondent shall not make any distribution to its shareholders, except with the prior written approval of the Commissioner.

     H. Within 30 days after the end of the first quarter following the date of this Order and within 30 days after the end of each quarter thereafter, Respondent shall furnish a written progress report to the Commissioner and the Regional Director. The reports shall describe Respondent's actions to comply with this Order, and the results of such actions.


II. This Order is effective immediately and shall remain effective and enforceable except to the extent that and until such time as, the Commissioner shall have amended, suspended or terminated this Order.


Dated: 11/14, 1997.



                                        CONRAD W. HEWITT
                                        Commissioner of Financial Institutions
                                  By

                                        DAVID L. SCOTT
                                        Chief State Bank Examiner